EXHIBIT 99.1

July 13, 2012	FOR MORE INFORMATION: 954-917-4114 HOWARD L. EHLER, JR. CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. ANNOUNCES IT HAS EXTENDED

A NON-BINDING LETTER OF INTENT WITH Q.E.P. CO., INC.
TO PURCHASE 100% OF ITS COMMON STOCK

Pompano Beach, FL………Imperial Industries, Inc. (OTCBB: “IPII”) (the “Company”) announced today that the non-binding Letter of Intent the Company entered into (the “LOI”) with Q.E.P. Co., Inc. (“QEPC.PK”), a worldwide manufacturer, marketer and distributor of hardwood flooring, flooring installation tools, adhesives and flooring related products, with regard to a proposal to purchase 100% of the Common Stock of the Company was extended until July 30, 2012 and all terms and conditions of the LOI remain in full force and effect.

   QEP has the right to terminate the LOI at any time for any reason. The LOI originally was to have automatically terminated on July 12, 2012, if a definitive binding merger agreement had not been executed by that date unless extended by mutual consent of the parties. The LOI provides, among other things, that QEP would agree to purchase 100% of the Common Stock of the Company for a price of no more than $.30 per share. The proposed merger transaction would be subject to a number of customary closing conditions, including obtaining approval from the holders of a majority of the Company’s outstanding shares of common stock at a Company shareholder meeting to be held. There can be no assurance that the Company will eventually enter into a definitive merger agreement, or that QEP will ultimately pay $.30 per share.

For more information, please refer to the Company’s Form 8-K which is being filed with the Securities and Exchange Commission on July 13, 2012 and which will be available on the Company’s website www.imperialindustries.com shortly thereafter.

Imperial Industries, Inc., through its subsidiary, Premix-Marbletite Manufacturing Co. is engaged in the manufacture and distribution of pool, stucco, plaster and roofing products to building materials dealers, contractors and others and sells products primarily in the State of Florida and to a lesser extent the rest of the Southeastern United States and the Caribbean, with facilities in the State of Florida. See our website at www.imperialindustries.com for more information about the Company.

Q.E.P. Co., Inc. is a leading worldwide manufacturer, marketer and distributor of a comprehensive line of hardwood flooring, flooring installation tools, adhesives and flooring related products targeted for the professional installer as well as the do-it-yourselfer. Under brand names including QEP ® , ROBERTS ®, Capital ®, Harris ® Wood, Vitrex ®, PRCI ®, BRUTUS ®, Porta-Nailer ® and Elastiment ®, the Company markets over 3,000 flooring and flooring related products. In addition to a complete hardwood flooring line, QEP products are used primarily for surface preparation and installation of wood, laminate, ceramic tile, carpet and vinyl flooring. The Company sells its products to home improvement retail centers and specialty distribution outlets in 50 states and throughout the world.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements and Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.